[SEAL]
Form 201	Articles of Incorporation	FILED
	Pursuant to Articles 3.02	In the Office of the
	Texas Business	Secretary of State of Texas
Filing Fee: $300	Corporation Act	OCT 11 2005
Corporations Section

Article I- Corporate Name

The name of the corporation is as set forth below:

CRUISESTOCK, INC.

Article II – Registered Agent and Registered Offices (Select and complete either A or B and complete C)

☐ A.      The initial registered agent is an organization (cannot be corporation named above) by the name of:

☒ B.         The initial registered agent is an individual resident of the state whose name is et forth below:

First Name	M.I.	Last Name	Suffix
Ivette	G.	Hunsinger

C.	The business address of the registered agent and the registered office address is:

Street Address	City	State	Zip Code

5313-B FM 1960 West #224	Houston	TX	77069

Article 3- Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until theor successors are elected and qualified are set forth below:

Director 1: First Name	M.I.	Last Name	Suffix
Ivette	G.	Hunsinger

Street Address	City	State	Zip Code

5313-B FM 1960 West #224	Houston	TX	77069

Director 2: First Name	M.I.	Last Name	Suffix

Street Address	City	State	Zip Code

Director 3: First Name	M.I.	Last Name	Suffix

Street Address	City	State	Zip Code

Article 4 – Authorized Shares

☒ A.	The total number of shares the corporation is authorized to issue is 110,000,000 and the par value of each of the authorized shares is $ 001

OR (You must select and complete either option A or option B, do not select both.)

☐ B.	The total number of shares the corporation is authorized to issue is _______

and the shares shall have no par value.

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, the par value (or statement of no par value), and the prefereneces, limitations, and relative rights of each class in the space provided for supplemental information on this form.

Article 5- Duration

The period of duration is perpetual.

Article 6 – Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

Supplemental Provisions/Information

Texas Area: [the attached addendum, if any, is incorporated herein by reference]

The total number of shares the incorporation is authorized to issue is 110,000,000 of which 100,000,000 shares are common and 10,000,000 shares are preferred both with a par value of $.001 per share.

Incorporator

The name and address of the incorporator is set forth beow.

Name:

Denise Walter

Street Address	City	State	Zip Code
830 Bear Tavern Road	West Trenton	NJ	08628

Effectiveness of Filing

☒ This document will become effetive when the document is filed by the secretary of state.

OR

☐ This document will become effetive at a later date,which is not more than ninety (90) days from the date of its filing by the secretary of state. The delay effective date is _________________.

Execution

The undersigned incorporator signs these articles of incorporation subject to the penalities imposed by law for the submission of a false or fraudulant document.

/s/ Denise Walter

Signature of Incorporator